EXHIBIT 99.1


For More Information Contact:

Media Relations:                                     Investor Relations:
Jennifer Baier Marchetta                             Ria Marie Carlson
Ingram Micro Inc.                                    Ingram Micro Inc.
714-382-1403                                         714-382-4400
jennifer.marchetta@ingrammicro.com                   ria.carlson@ingrammicro.com



                 INGRAM MICRO REPORTS FIRST QUARTER 2001 RESULTS

      Largest Technology Distributor Delivers Strong Financial Performance
                             Despite Softened Demand

SANTA ANA, Calif., May 1, 2001-- Ingram Micro Inc. (NYSE: IM), the largest global wholesale provider of technology products and supply chain management services, today announced financial results for the first quarter ended March 31, 2001.

     "In an unpredictable environment, we delivered earnings at the high end of our guidance," said Kent B. Foster, chairman and chief executive officer, Ingram Micro Inc. "Profitability increased compared with the year-ago quarter despite the weak market for technology products that has affected the entire industry."

Key Highlights

   o Net sales were $7.2 billion versus $7.8 billion in the first quarter last year.

   o Gross margin was in line with the company's previous guidance, rising to 5.34 percent of sales from 4.70 percent in the first quarter last year - an increase of 64 basis points.

   o Income from operations was $70.5 million, consistent with the year-ago quarter, but improved eight basis points as a percentage of sales.

   o Net income was $26.4 million, or $0.18 per share, a seven percent increase over the $24.7 million, or $0.17 per share, reported in the first quarter 2000, excluding gains from the sale of securities and the repurchase of company debentures (with the gains, net income was $96.1 million, or $0.65 per share, in the first quarter 2000).


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2/2/2 Ingram Micro Reports First Quarter 2001 Results

     As expected, the soft technology market in the United States had an impact on the company's net sales, which declined eight percent compared to the first quarter 2000 or approximately six percent before the adjustment for European exchange rates in 2000 and 2001. In the U.S. region, net sales declined 15 percent to $3.92 billion, while in Europe, net sales grew eight percent in local currencies but less than one percent in U.S. dollars to $2.05 billion. For geographic regions outside the United States and Europe, net sales increased five percent to $1.22 billion.

     "We began to experience a decline in demand late last year, which continued into this quarter, especially in the United States," said Michael J. Grainger, president and chief operating officer, Ingram Micro Inc. "Nevertheless, we made measurable improvements in other vital areas. Gross profit and net income outperformed the first quarter last year and hit the high end of our range of guidance. We were able to reduce expenses by approximately $8 million during the quarter, as compared with the fourth quarter 2000, and operating efficiency continues to be a key area of focus."

     The company's ongoing focus on gross margin resulted in favorable operating margins compared to a year ago. In the United States, the operating margin was
1.21 percent, an improvement of 13 basis points, based on income from operations of $47.4 million. Income from operations in Europe improved nearly 64 percent, to $23.8 million or 1.16 percent of sales, an improvement of 45 basis points. Geographic regions outside the United States and Europe posted an operating loss of approximately $700,000. Operating losses from the developing Asia-Pacific region were offset by strong operating results from the Canadian and Latin American regions.

     Depreciation expense was $23.3 million and amortization was $5.7 million for the first quarter 2001, resulting in earnings before interest, income tax, depreciation and amortization (EBITDA) of $99.5 million.

Balance Sheet Results

     The company continued its rigorous management of the balance sheet during the quarter. Inventory was reduced $608.4 million or 21 percent from the end of last year to $2.31 billion, and inventory turns were 12, a historic high. Total debt at the end of the first quarter, including off-balance sheet debt, was $1.33 billion, resulting in a total debt-to-capitalization ratio of 41 percent.

     "Our balance sheet continues to be a strong competitive advantage," Grainger continued. "Our debt-to-capitalization ratio is the lowest in the industry. The improvements in inventory showed extraordinary discipline and management diligence, particularly in this sluggish market. We also

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3/3/3 Ingram Micro Reports First Quarter 2001 Results

maintained our accounts receivable at a level of days sales outstanding consistent with historical performance, properly managed our payables and reduced total debt by more than $120 million since the end of last year."

Business Outlook for the Second Quarter 2001

     The following statements are based on current expectations and the company's internal plan. These statements are forward-looking and actual results may differ materially, as outlined in the company's periodic filings with the SEC.

     According to internal company plans, the second quarter ending June 30, 2001 is expected to generate sales between $6.3 billion and $6.7 billion, with net income before any non-recurring items ranging from $11 to $18 million, or $0.07 to $0.12 per diluted share.

     "The economic outlook for the rest of 2001 is cloudy, but we have clear strategic priorities," Foster said. "We will continue to improve operating efficiencies and manage gross margins while capturing additional market share. We have already made significant strides in tapping new customer segments with particular focus on building opportunities for VARs serving small- to mid-sized businesses, a promising customer segment. We are leveraging our expertise in the fulfillment and logistics arena, as measured by our recent fulfillment agreement with BestBuy.com, and the company is on the forefront of creating growth opportunities with emerging technologies. Ingram Micro will emerge from the demand slump in a position of invigorated strength."

More Information About Ingram Micro's Financial Results

     Additional information about Ingram Micro's first quarter financial results will be presented in a conference call on Tuesday, May 1, 2001, scheduled for 5 p.m. EDT (2 p.m. PDT). To listen to the conference call via telephone, call 888/730-9135 or 712/257-3060 (outside the United States or Canada). The conference call password is "Ingram Micro." Following the conclusion of the conference call, an audio file of the call will be posted for approximately one week on the investor relations page of the Ingram Micro Web site, located at www.ingrammicro.com/corp. A recorded version of the conference call also will be available via telephone at 7 p.m. EDT (4 p.m. PDT) for approximately one week. To hear the recording, call 800/678-3180 or 402/220-3063 (outside the United States or Canada).

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4/4/4 Ingram Micro Reports First Quarter 2001 Results

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

     The matters in this press release that are forward-looking statements are based on current management expectations that involve certain risks, including, without limitation: intense competition; continued pricing and margin pressures; failure to adjust costs in response to a sudden decrease in demand; the potential for continued restrictive vendor terms and conditions; the potential decline as well as seasonal variations in demand for Ingram Micro's products and services; unavailability of adequate capital; management of growth; reliability of information systems; interest rate and foreign currency fluctuations; impact of governmental controls and political or economic instability on foreign operations; changes in local, regional, and global economic conditions and practices; dependency on key individuals; product supply shortages; the potential termination of a supply agreement with a major supplier; acquisitions; rapid product improvement and technological change and resulting obsolescence risks; risk of credit loss; dependency on independent shipping companies; and the changes in terms of subsidized floor plan financing.

     Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro's Annual Report on Form 10-K for the fiscal year ended December 30, 2000; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings.

About Ingram Micro Inc.

     Ingram Micro Inc. is the largest global wholesale provider of technology products and supply chain management services. The company operates in 36 countries with sales of $30.7 billion for the fiscal year 2000. Ingram Micro's global regions provide the distribution of technology products and services, marketing development and supply chain management services to more than 175,000 technology solution providers and 1,700 manufacturers. The company is focused on maximizing shareowner value and achieving customer satisfaction through innovation in the information technology supply chain. Visit www.ingrammicro.com/corp.

                                      # # #

                                      01-15

(C)2001 Ingram Micro Inc. All rights reserved. Ingram Micro is a trademark used under license by Ingram Micro Inc. All other logos, brand names and product names are trademarks of their respective companies.

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                                   INGRAM MICRO INC.
------------------------------------------------------------------------------------
                              CONSOLIDATED BALANCE SHEET
                                   (Dollars in 000s)
                                      (Unaudited)


                                                       March 31,         December 30,
                                                          2001               2000
                                                      -----------        -----------

ASSETS
    Current assets:
      Cash                                            $    92,247        $   150,560
      Investment in available-for-sale securities          55,290             52,897
      Accounts receivable, including retained
        interest in securitized receivables, net        2,065,037          2,352,672
      Inventories                                       2,310,747          2,919,117
      Other current assets                                359,915            294,838
                                                      -----------        -----------
          Total current assets                          4,883,236          5,770,084

    Property and equipment, net                           345,334            350,829
    Goodwill, net                                         420,328            430,853
    Other                                                  55,229             57,216
                                                      -----------        -----------
      Total assets                                    $ 5,704,127        $ 6,608,982
                                                      ===========        ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
      Accounts payable                                $ 2,884,455        $ 3,725,080
      Accrued expenses                                    303,105            350,111
      Current maturities of long-term debt                 22,382             42,774
                                                      -----------        -----------
          Total current liabilities                     3,209,942          4,117,965

    Convertible debentures                                223,007            220,035
    Other long-term debt                                  268,318            282,809
    Other                                                 112,737            113,781
                                                      -----------        -----------
          Total liabilities                             3,814,004          4,734,590

    Stockholders' equity                                1,890,123          1,874,392
                                                      -----------        -----------
      Total liabilities and stockholders' equity      $ 5,704,127        $ 6,608,982
                                                      ===========        ===========
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

                                        INGRAM MICRO INC.
-------------------------------------------------------------------------------------------------
                                 CONSOLIDATED STATEMENT OF INCOME
                             (Dollars in 000s, except per share data)
                                           (Unaudited)


                                                                       Thirteen Weeks Ended
                                                                   March 31,          April 1,
                                                                     2001               2000
                                                                  -----------       -----------

Net sales                                                         $ 7,193,489       $ 7,796,350

Cost of sales                                                       6,809,294         7,430,154
                                                                  -----------       -----------

Gross profit                                                          384,195           366,196

Selling, general and administrative expenses                          313,725           295,665
                                                                  -----------       -----------

Income from operations                                                 70,470            70,531

Interest and other expense (income)                                    27,496           (81,449)
                                                                  -----------       -----------

Income before income taxes                                             42,974           151,980

Provision for income taxes                                             16,545            57,976
                                                                  -----------       -----------

Income before extraordinary items                                      26,429            94,004

Extraordinary gain on repurchase of debentures (net of $0 and
     $1,295 in income taxes in 2001 and 2000, respectively)                 -             2,129
                                                                  -----------       -----------

Net income                                                        $    26,429       $    96,133
                                                                  ===========       ===========

Diluted earnings per share                                        $      0.18       $      0.65
                                                                  ===========       ===========

Diluted weighted average shares outstanding                       149,347,433       147,336,222
                                                                  ===========       ===========
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